Exhibit 10.1

3D Systems Corporation

Senior Management Change of Control Severance Policy

The purpose of this Senior Management Change of Control Severance Policy (the “Policy”) of 3D Systems Corporation, a Delaware corporation (the “Company”), is to set forth the terms and conditions regarding the payment of severance benefits to certain “Eligible Employees” for a “Qualifying Termination” that occurs in connection with “Change of Control” of the Company (as those terms are defined herein).  For purposes of this Policy, the Company includes any successor to the Company as the result of a Change of Control.

This Policy covers severance benefits payable only in case of a Qualifying Termination. If an Eligible Employee is party to an employment, change of control, severance or other similar agreement with the Company that provides for severance benefits (an “Other Agreement”) or is eligible for certain statutory or other mandatory severance benefits in the jurisdiction where the Eligible Employee is employed (“Statutory Severance”), then (i) any severance benefits under any such Other Agreements or as Statutory Severance that is triggered by a termination of employment that is not a Qualifying Termination shall continue to apply in accordance with the applicable terms, and (ii) if severance benefits are payable under both this Policy and any Other Agreement or as Statutory Severance, in order to avoid duplication of severance benefits, the Eligible Employee shall be eligible to receive severance benefits under whichever arrangement provides the greatest severance benefits, but not both, as determined by the Compensation Committee of the Board of Directors (the “Board”) of the Company.

1.	Eligibility

The following officers of the Company (each, an “Eligible Employee”) shall be covered by this Policy:

a.	Chief Executive Officer;
b.	President;
c.	Executive Vice Presidents; and
d.	Senior Vice Presidents.

2.	Severance Benefits

If an Eligible Employee has a Qualifying Termination, the Eligible Employee shall be eligible to receive the severance payments and equity vesting as described in this Section 2, subject to the condition in Section 3 regarding a release of claims. Exhibit A hereto provides the definition of “Qualifying Termination,” included related definitions for “Cause,” “Change of Control” and “Constructive Discharge.” However, if “Cause” or “Constructive Discharge” (or similar terms) are defined in an Other Agreement for an Eligible Employee, the definition in such Other Agreement shall control for purposes of this Policy.

a.	Cash Severance Payments.

i.	For the CEO. The Chief Executive Officer shall be entitled to a lump sum cash payment equal to 200% of the sum of (i) his or her base salary plus (ii) his or her annual target performance bonus.

ii.	For Other Eligible Employees. Each other Eligible Employee shall be entitled to a lump sum cash payment equal to 150% of the sum of (i) his or her base salary plus (ii) his or her annual target performance bonus.

iii.	Pro Rata Bonus. Additionally, each Eligible Employee shall be entitled to a lump sum cash payment equal to his or her annual target performance bonus, pro rated based on the portion of the year worked through the date of the Qualifying Termination.

iv.	Applicable Base Salary and Target Bonus. The amount of base salary and annual target performance bonus for clauses (i), (ii) and (iii) shall be determined immediately prior to the Qualifying Termination and without regard to any action that would have otherwise triggered the right to claim Constructive Discharge.

v.	Timing of Payment. Payment of amounts under this Section 2.a shall be made in a single cash payment, less applicable tax withholdings, as soon as practicable after the release required under Section 3 has become effective, but in no event later than 60 days after the Qualifying Termination.

b.	Benefits Continuation. An Eligible Employee shall be eligible to receive an additional cash severance payment, in lieu of any benefits continuation, in an amount equal to (i) the difference between the monthly COBRA rate and the active employee premium rate for the applicable group health coverage (i.e., medical, dental and vision) as elected by the Eligible Employee (for the Eligible Employee and his or her eligible dependents) at the time of the Qualifying Termination, multiplied by (ii) a number of months equal to 24 for the Chief Executive Officer and 18 for each other Eligible Employee. Payment of the amount under this Section 2.b shall be made in a single cash payment, less applicable tax withholdings, as soon as practicable after the release required under Section 3 has become effective, but in no event later than 60 days after the Qualifying Termination.

c.	Treatment of Equity Awards. The adoption of this Policy will have no effect on outstanding equity awards granted by the Company to Eligible Employees before the date this Policy first becomes effective. For any such equity awards granted after the date this Policy first becomes effective and while the Policy remains in effect:

i.	Equity Plan Controls. Nothing in this Policy shall be considered an amendment to the applicable equity compensation plan of the Company under which the equity awards are made (the “Equity Plan”). In that regard, Equity Plan provisions regarding treatment of equity awards if such awards are not assumed, converted or replaced in a Change of Control transaction, or other treatment of equity awards under the terms of the transaction (such as a cash-out of awards) shall continue to apply, and this Policy shall not restrict the discretion of the Board otherwise provided under the terms of the Equity Plan.

ii.	Double-Trigger Vesting. Unless the terms of an equity award provide for more favorable treatment to the Eligible Employee, for an equity award that is assumed, converted or replaced in connection with a Change of Control, the following vesting provisions shall apply notwithstanding any provision in the applicable award agreement to the contrary:

1.	Time-Based Equity Awards – Time-based equity awards shall vest in full upon a Qualifying Termination. The post-employment exercise period for any vested stock option shall be as determined under the terms of the applicable award agreement.

2.	Performance-Based Equity Awards – Outstanding performance-based equity awards shall be converted in their entirety to timed-based equity awards upon the occurrence of a Change of Control based on the assumption that the performance goals are achieved at target; provided, however, that if the transaction price in a Change of Control transaction is below a share price vesting condition, the performance-based equity awards subject to such share price vesting condition shall be forfeited as of the Change of Control. The vesting of performance-based equity awards that are converted to time-based equity awards shall occur upon the same vesting schedule upon which the former performance metrics would have been measured and shall vest in full upon a Qualifying Termination.

3.	Release. As a condition to the receipt of severance payments under this Policy, the Compensation Committee may require that the Eligible Employee execute and deliver to the Company a release of claims against the Company in a form reasonably satisfactory to the Company. The form of release shall be provided to the Eligible Employee on or before the date of the Qualifying Termination, and the Eligible Employee shall thereafter have 21 days (or such longer period as required by applicable law) to execute the release, which shall become effective upon execution, or later upon any expiration of any required revocation period. In all events, the release must become effective by no later than 60 days after the Qualifying Termination in order for the Eligible Employee to be eligible to receive the severance benefits provided under Section 2.

4.	Authority. The provisions of this Policy have been established by the Compensation Committee of the Board. The Compensation Committee maintains the right to modify or terminate this Policy at any time, with or without prior notification.

5.	Return of Payment. Notwithstanding anything to the contrary in this Policy, if an Eligible Employee receives any severance payments under this Policy and the Company subsequently determines that the Eligible Employee had engaged in conduct which constituted Cause for termination of employment, such Eligible Employee shall reimburse the Company for all payments and the value of all benefits received by the Eligible Employee which would not have been made if the Eligible Employee had been terminated for Cause.

6.	Section 409A. It is intended that the payments and benefits set forth in Section 2 are, to the greatest extent possible, exempt from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and the Policy shall be construed and interpreted accordingly. However, if the Company determines that all or a portion of the payments and benefits provided under the Policy to an Eligible Employee constitute “deferred compensation” under Section 409A, (i) the Eligible Employee’s Qualifying Termination shall occur upon the Eligible Employee’s “separation from service” with the Company within the meaning of Section 409A, and (ii) if the Eligible Employee is a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, any payment under the Policy shall be delayed until the first payroll date following the earlier of (i) the Eligible Employee’s death or (ii) six months and one days after the Eligible Employee’s “separation from service” (within the meaning of Section 409A). For purposes of Section 409A, each payment provided under the Policy shall be treated as a separate payment. The Company makes no representations that the payments and benefits provided under the Policy comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Employee on account of noncompliance with Section 409A.

7.	Section 280G. Notwithstanding any other provision of this Policy or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to an Eligible Employee or for the Eligible Employee’s benefit pursuant to the terms of this Policy or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Eligible Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any determination required under this Section 7 shall be made by the Company in its sole discretion.

Effective February 22, 2018

Exhibit A

Definitions

1.	“Cause” shall mean:

a.	The willful failure by an Eligible Employee to perform the Eligible Employee’s duties and obligations in any material respect, as determined by the Board in its reasonable judgment, other than any such failure resulting from the disability of the Eligible Employee;
b.	An Eligible Employee’s commission of a crime or offense involving the property of the Company, or any crime or offense constituting a felony or involving fraud or moral turpitude;
c.	An Eligible Employee’s violation of any law, which violation is materially injurious or could reasonably be expected to be materially injurious to the operations, prospects or reputation of the Company;
d.	An Eligible Employee’s material violation of his or her employment agreement or any generally recognized policy of the Company or the Eligible Employee’s refusal to follow the Board’s reasonable and lawful instructions;
e.	An Eligible Employee’s commission, by act or omission, of any material act of dishonesty in performing employment duties; or
f.	An Eligible Employee’s use of alcohol or illegal drugs that interferes with performing employment duties, as determined by the Board.

2.	A “Change of Control” shall mean any one of the following events:

a.	the date of acquisition by any person or group other than the Company or any subsidiary of the Company (and other than any employee benefit plans (or related trust) of the Company or any of its subsidiaries) of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of the Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or
b.	the date the individuals who constitute the Board as of immediately following the effective date of this Policy (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the effective date of this Policy whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
c.	the Company effects (a) a merger or consolidation of the Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (b) a liquidation or dissolution of the Company; or (c) a sale or other disposition of all or substantially all of the assets of the Company other than to an entity of which the Company owns at least 50% of the Voting Power.

For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change of Control for purposes of this Policy.

3.	“Constructive Discharge” shall mean an Eligible Employee’s termination of employment with the Company as the result of:

a.	a greater than 10% reduction in base salary;
b.	any failure to pay the base salary (other than the inadvertent failure to pay a de minimis amount of the base salary, which payment is immediately made by the Company upon notice from the Eligible Employee);
c.	a material diminution in or other substantial adverse alteration in the nature or scope of the Eligible Employee’s responsibilities, authority, or duties with the Company from those in effect on the Effective Date; or
d.	a relocation of the Eligible Employee’s principal place of business, without the Eligible Employee’s consent, to a location that is more than 75 miles from the Eligible Employee’s principal place of business immediately before such relocation.

In the event of the occurrence of any such triggering event, the Eligible Employee shall have the right to terminate the Eligible Employee’s employment with the Company for Constructive Discharge, upon delivery of written notice to the Company no later than the close of business on the sixtieth (60th) day following the effective date of the applicable triggering event; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by the Company of such written notice if the Company has not cured such Constructive Discharge triggering event within the 30-day period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months, and in such case the Eligible Employee may terminate employment with the Company for Constructive Discharge within sixty (60) days following the occurrence of such event.

4.	“Qualifying Termination” shall mean the termination of an Eligible Employee’s employment with the Company either by action of the Company without Cause or by action of the Eligible Employee for Constructive Discharge, in either case if such termination of employment occurs during the period beginning on the date of the Change of Control and ending on the second anniversary of the date of the Change of Control. In addition, if (A) a termination of employment by action of the Company without Cause or by action of the Eligible Employee for Constructive Discharge occurs within one hundred eighty (180) days before the date on which the Change of Control occurs, and (B) it is reasonably demonstrated by the Eligible Employee that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then such termination of employment shall be deemed a Qualifying Termination upon the occurrence of the Change of Control within such 180-day period. In that case, the Eligible Employee shall receive any severance payments or benefits to which the Eligible Employee may otherwise be entitled without regard to this Policy before the Change of Control (e.g., under an Other Agreement or as Statutory Severance), and upon the Change of Control (i) such prior severance payments and benefits shall cease, and (ii) the Eligible Employee shall receive the severance payments provided under Section 2 this Policy (paid upon, or within 10 days after, the Change of Control), reduced by the amount of any severance payments or benefits received before the Change of Control in order to prevent duplication of benefits.